Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 14, 2017, with respect to the combined financial statements of Everett SpinCo, Inc., included in Amendment No. 3 to Registration Statement of Everett SpinCo, Inc. on Form S-4 filed with the Securities and Exchange Commission on February 24, 2017 incorporated by reference in this Registration Statement (Form S-4) and related Prospectus of DXC Technology Company for the registration of 7.45% Senior Notes due 2029.

/s/ Ernst & Young LLP

San Jose, California

December 19, 2017